Exhibit 10.2

September 17, 2023

Carol Hibbard

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Dear Carol,

Congratulations! On behalf of Symbotic, we are excited to offer you the position of Chief Financial Officer based out of our Wilmington, Massachusetts office. This position will report to Symbotic’s Chief Executive Officer, Rick Cohen. Your anticipated start date will be October 23, 2023, or a date as may be mutually agreed by you and Mr. Cohen.

We feel your background and experience will be a beneficial addition to our team. The focus, intensity and dedication you bring with you will prove valuable as we continue the work of building Symbotic into one of the most admired companies in America.

Compensation

You will receive an initial annual base salary of $600,000, subject to appropriate withholdings and deductions, paid in accordance with Symbotic’s payroll schedule, which is currently bi-weekly payments paid one week in arrears.

Incentive Plan

You will be eligible to participate in Symbotic’s Performance Incentive Plan with a target opportunity equal to 85% of your base salary. Under the provisions of this plan, you are eligible for a discretionary bonus that is aligned with both professional and organizational goals. Incentive pay for the current fiscal year will be calculated based on your annualized salary without proration from your start date. Incentive pay is discretionary, and all employees must be in good standing with Symbotic at the time of the incentive payment in order to be eligible.

Sign-on Bonus

In appreciation of your decision to join us, you will receive a sign-on bonus of $300,000, subject to appropriate withholdings and deductions, half of which will be paid one month after your start date and the other half will be paid on the one-year anniversary of your start date, in each case, subject to your continued employment through each payment date. The full gross amount of the sign-on bonus paid to you shall be repayable to Symbotic if, prior to the completion of two years of employment with Symbotic, you either are notified by Symbotic that your employment will be terminated for Cause (defined below) or you provide notice to Symbotic that you intend to voluntarily terminate your employment without Good Reason (defined below).

Symbotic LLC 200 Research Drive | Wilmington, MA 01887 Phone 978-284-2800 | www.symbotic.com

Equity Awards

The Compensation Committee of Symbotic Inc’s Board of Directors has approved the following equity-based awards (“Equity Awards”) in the form of restricted stock units (“RSUs”) and performance stock units (“PSUs”), which will be granted to you on or about November 2023 (the “Grant Date”); provided that, you have commenced employment with Symbotic, and remain employed, as of such date.

The aggregate number of RSUs and PSUs that will be granted to you will be determined by dividing $10,000,000 by the 20-day average closing price per share of Symbotic’s Class A common stock during the 20 trading days prior to, but not including, the Grant Date. Two-thirds of the Equity Awards will be in the form of RSUs (the “RSU Award”). The RSU Award will vest over three years, with the first one-third vesting on the one-year anniversary of the Grant Date, and the remaining portion vesting in eight equal quarterly installments thereafter. The remaining one-third of the Equity Awards will be in the form of PSUs (the “PSU Award”). The PSU Award will be subject to the same performance metrics and targets as are later established for the annual PSU awards granted to Symbotic’s executive officers for fiscal year 2024 when such PSU awards for such executive officers are issued and will vest, subject to your continued employment with Symbotic, on the third anniversary of the Grant Date to the extent that the performance vesting conditions of the PSU Award are achieved. Additional details on vesting and performance metrics of your Equity Awards are described in the award agreements for each of the Equity Awards, which you will receive shortly after the Grant Date.

Any unvested portion of the Equity Awards will be forfeited (a) on a termination of your employment except as provided below, or, (b) with respect to the PSU Award, if the applicable performance vesting conditions are not achieved. The terms of the RSU Award and PSU Award will be set forth in award agreements that will be provided to you in connection with the grant of the Equity Awards. In the event of any inconsistency between such award agreements and this offer letter, the terms of the award agreements will control.

You will also be eligible to participate in Symbotic’s equity award program adopted by the Compensation Committee of Symbotic Inc.’s Board of Directors. Your first eligibility for an annual equity award under this program will occur with respect to annual awards granted in fiscal year 2025 with an initial annual award target value of $4,000,000. All awards are subject to approval by the Compensation Committee and are expected to take place annually in the first half of the fiscal year. Award values may vary from year to year, are subject to change without notice and are generally contingent upon such criteria as personal performance, scope of responsibility and company financial performance. The vesting of the awards will be as approved by the Compensation Committee for Symbotic’s annual equity award program.

Awards may be subject to your execution of a restrictive covenant agreement, including provisions on non-competition, non-solicitation of employees and customers and confidentiality.

Separation Allowance

If you are involuntarily separated from Symbotic at any time for any reason other than “Cause,” or if you voluntarily separate from Symbotic for “Good Reason” (together, with a termination other than Cause, an “Involuntary Termination”), you will receive (the “Separation Allowance”): (a) medical benefits continuation for a period ending upon the earlier of (i) twelve months from the date of such termination and the (ii) the date upon which you become eligible to receive health insurance benefits from a subsequent employer or otherwise (either through full premium reimbursement under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), subject to your timely COBRA election, or through the continuation of benefits as if your employment continued, at Symbotic’s discretion); and (b) twelve months of severance at your then-current annual base salary, less applicable taxes and withholdings, paid in accordance with Symbotic’s normal payroll schedule.

www.symbotic.com

The Separation Allowance is contingent on the execution of a general release, confidentiality, non-disparagement, and non-competition agreement satisfactory to Symbotic within 21 days after your termination date (or such later period determined by Symbotic in order to comply with applicable law), and non-revocation of that agreement; provided, that if the consideration period of such an agreement spans two calendar years, the Separation Allowance will in any event be paid in the later year. The cash portion of your Severance Allowance will be payable within two payroll periods after the general release, confidentiality, non-disparagement, and non-competition agreement is fully executed and effective, with the first payment containing any amounts that otherwise would have been paid to you following termination. Further, you acknowledge and agree that the Separation Allowance is in lieu of any payments or benefits under any current or future severance plan of Symbotic, and you therefore waive and agree not to make any claims for such payments or benefits; provided that you will retain the right to any change in control treatment set forth in the terms of any equity grants that is more favorable to you than the terms set forth in this offer letter.

“Cause” means: (a) the failure (other than failure resulting from your incapacity due to physical or mental illness) to satisfactorily perform any material duties to Symbotic (including, without limitation, breach of any of Symbotic’s policies) which failure remains uncured or continues after thirty business days’ written notice from Symbotic’s Chief Executive Officer or Board of Directors (or a committee thereof) (or five business days if the breach results from failure to satisfactorily carry out a lawful order or directive of the Chief Executive Officer or Board of Directors of Symbotic), provided that no such notice will be required if such breach is not capable of cure, as reasonably determined by the Board of Directors; (b) a conviction (including any pleas of guilty or nolo contendere) of any felony or crime of moral turpitude, (c) gross misconduct or a conviction (including any pleas of guilty or nolo contendere) of other crime, in either cases that Symbotic reasonably determines either (x) adversely impacts your ability to continue performing services to Symbotic or (y) may adversely impact Symbotic’s business (either financially or reputationally); (d) acts of theft, embezzlement, fraud, dishonesty, misrepresentation or falsification of documents or records involving Symbotic; (e) violation of any law or administrative regulation related to Symbotic’s business or disqualification or bar by any governmental agency from serving in your role to Symbotic; or (f) use of Symbotic’s equipment, facilities or premises to conduct unlawful or unauthorized activities or transactions.

“Good Reason” means any of the following actions taken or occur without your consent: (a) a material reduction in your annual base salary or target annual bonus opportunity (expressed as a percentage of annual base salary), in either case other than a reduction that is applied broadly to other senior executives of Symbotic; (b) a material reduction in the scope of your duties and responsibilities, including any adverse change in your title or a requirement that you report directly to anyone other than the Chief Executive Officer of Symbotic (for the sake of clarity, a reduction in the size of Symbotic overall would not constitute a reduction in the scope of your duties) or (c) a Change of Control. In order for a termination to constitute a separation for Good Reason, (i) you must notify Symbotic’s Chief Executive Officer of the circumstances claimed to constitute Good Reason in writing no later than the 60th day after they have arisen or occurred, (ii) Symbotic must not have cured such circumstances within 30 days of receipt of such notice, and (iii) you terminate employment within 120 days of the date on which the circumstances claimed to constitute Good Reason first arose or occurred.

www.symbotic.com

“Change of Control” has the meaning set forth in the Second Amended and Restated Limited Liability Company Agreement of Symbotic Holdings LLC, as may be amended or otherwise modified from time to time in accordance with the terms thereof.

Temporary Housing and Relocation

If you choose to obtain temporary housing in Massachusetts, the company will reimburse you for up to six months of temporary housing for up to $6,000 per month. The housing expenses and receipts must be properly documented and submitted in a timely fashion through Symbotic’s expense reporting solution, Certify.

We are offering you relocation services as a part of your offer which will be covered under the Symbotic relocation program. In order to receive these services, the relocation process must be completed within one year of your start date.

Financial Planning Assistance

We will reimburse you for executive financial planning assistance of up to $15,000 per year for the first two years of employment.

Vacation and Paid Time Off

Symbotic follows a flexible time off policy that offers our employees a better work/life balance and your time off is managed between you and your leader.

Benefits

Symbotic offers a competitive employee benefits package, understanding that benefits are a significant aspect of one’s overall compensation. To meet the needs of our employees, we offer a range of Medical/Dental/Vision plans. Benefits under the Medical/Dental/Vision plans will be effective on your date of hire should you elect coverage. Company paid life and accidental death insurance will also begin on this date.

You will be eligible to contribute to the 401(k) upon your first day of employment. You will be automatically enrolled into the plan after 30 days of employment at 5% if no action is taken. The company will provide a 100% company match on contributions of 1-3% of your salary and a 50% company match on contributions of 4-5% of your salary starting after six months of employment.

Other benefits include Tuition Reimbursement, and Health Care and Dependent Care Spending Account. In addition to the benefits available under the Tuition Reimbursement program, you will be eligible for additional tuition reimbursement beyond the caps of the existing program, as long as the course load is determined in coordination with management.

Other Terms

This offer is contingent upon the signing of our employee Invention, Non-Disclosure and Non-Solicitation Agreement and our employee Non-Competition Agreement, both which you will find attached, and successful completion of a background check and reference check.

www.symbotic.com

The validity, interpretation, construction and performance of this offer letter will be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of law principles. No provisions of this offer letter may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by you and by a duly authorized officer of Symbotic, and such waiver is set forth in writing and signed by the party to be charged.

This offer letter is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the applicable regulations thereunder, “Section 409A”) and will be interpreted in accordance with such intent. For purposes of Section 409A, each payment made under this offer letter will be treated as a separate payment. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of your separation from service that would otherwise be due hereunder within six months after such separation will nonetheless be delayed until the first business day of the seventh month following your date of termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. All reimbursements provided under this offer letter will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime, (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

If you have any questions, please feel free to contact me.

Sincerely,

/s/ Miriam Ort

Miriam Ort

Chief Human Resources Officer

Symbotic LLC

200 Research Drive, Wilmington, MA 01887

We look forward to the opportunity to have you join our team. Please indicate your acceptance of this offer below.

/s/ Carol Hibbard	September 17, 2023
Carol Hibbard	Date

This letter contains all of the terms of the offer of employment to you and supersedes any other representations or offers made to you in connection with your employment. Your employment with Symbotic is at-will and is subject to standard employment policies and practices which Symbotic reserves the right to amend at any time with or without notice. Your employment is also conditional on your signing the enclosed employee Invention, Non-Disclosure and Non-Solicitation Agreement and the enclosed employee Non-Competition Agreement. Your hours in this position may fluctuate each pay period; the salary amount listed in this offer will compensate you for any and all hours worked.

cc:	Personnel File

www.symbotic.com